Exhibit 19

PHOTRONICS, INC.
INSIDER TRADING POLICY

In order to take an active role in the prevention of insider trading violations by officers, directors, employees and other related individuals of Photronics, Inc. (the “Company”) and its subsidiaries, the Company has adopted this Insider Trading Policy (the “Policy”).

Statement of Intent

The Company opposes the misuse of material nonpublic information in the trading of securities and it is the intent of this Policy to implement procedures designed to prevent trading based on material nonpublic information regarding the Company, including any of its subsidiaries.

Covered Parties

The Policy covers officers, directors and all other employees of, or consultants or contractors to, the Company or its subsidiaries, as well as their immediate families, and members of their households (each, an “Insider”).

Covered Transactions

This Policy applies to all transactions in the Company’s securities, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as publicly-traded options.

Prohibited Transactions

No Insider shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, during any period commencing with the date that the Insider possesses material nonpublic information concerning the Company or its subsidiaries, and ending at the beginning of the trading day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material.

No Insider shall disclose (“tip”) material nonpublic information about the Company or its subsidiaries to any other person where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of material nonpublic information as to trading in the Company’s securities.

No Insider shall engage in any transaction involving the purchase or sale of another company’s securities while in possession of material nonpublic information about such company when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company and for which there is a relationship of trust and confidence concerning the information.

Problematic Transactions

While employees are not prohibited by law from using Company securities as collateral for loans or in margin accounts or from engaging in transactions involving publicly-traded options, such as puts and calls, or other derivatives securities with respect to the Company’s securities, the Company discourages employees from such activity because, among other problems, these types of transactions (i) may result in transactions in Company securities occurring outside the Open Window (defined below) and (ii), in the case of publicly-traded options, create an appearance of impropriety in that these types of transactions often focus on short-term and speculative interest in the Company’s securities or otherwise result in individual profit arising from poor Company performance. Limit orders with brokers should not extend beyond any Open Window and be cancellable upon an imposition of a black-out period. Employees interested in trading outside of the Open Window should look into adopting a 10b5-1 trading plan, as described below. Exercising stock options issued pursuant to the Company’s stock option plan, as otherwise permitted under this Policy, are not considered problematic.

The Company’s Trading Window

The Company has determined that all officers, directors, and those other persons identified on Attachment 1 (as may be amended from time to time by the General Counsel), shall be prohibited from buying, selling or otherwise effecting transactions in any stock or other securities of the Company or derivative securities thereof EXCEPT during the following trading window:

Beginning at the open of market on the second trading day following the date of public disclosure of the Company’s financial results for a preceding calendar quarter or year and ending at the close of market on the date that is two weeks prior to the end of a quarter or fiscal year end (the “Open Window”).

Similarly, the Company, through the General Counsel, may impose special black-out periods during which certain persons will be prohibited from buying, selling or otherwise effecting transactions in any stock or other securities of the Company or derivative securities thereof, even though the trading window would otherwise be open. If a special black-out period is imposed, the Company will notify affected individuals, who should thereafter not engage in any transaction involving the purchase or sale of the Company’s securities and should not disclose to others the fact of such suspension of trading.

It should be noted that even during the Open Window, any person possessing material nonpublic information should not engage in any transactions in the Company’s securities until the beginning of the trading day following the date of public disclosure of such information, whether or not the Company has recommended a suspension of trading to that person.

Pre-clearance of Trades by Executive Officers and Directors

All executive officers and directors of the Company must refrain from trading in the Company’s securities, even during the Open Window, without first contacting the Company’s General Counsel and obtaining pre-clearance to commence trading in the Company’s securities. In addition, all executive officers and directors are required to comply with Section 16 of the Securities and Exchange Act of 1934, and related rules and regulations which set forth reporting obligations as well as limitations on “short swing” transactions. The Company is available to assist in filing Section 16 reporting, however, the obligation to comply with Section 16 is personal. Please direct any inquiries concerning compliance to the General Counsel.

Adoption and Effect of 10b5-1 Trading Plans

The Company permits and encourages all directors, officers and other employees to adopt trading plans in accordance with Securities and Exchange Commission Rule 10b5-1(c) (17 C.F.R. § 240.10b5-1(c)) and otherwise pursuant to the Company’s procedure for adopting such a trading plan (a “10b5-1 trading plan”).  Entry into a 10b5-1 plan is only permitted during an Open Window.  The restrictions on trading set forth in this Policy shall not apply to trades made pursuant to a 10b5-1 trading plan. More information concerning trading plans is available from the General Counsel.

Exemptions from this Policy

The exercise of stock options under the Company’s stock option plan with a cash payment of the exercise price is exempt from this Policy, since the other party to these transactions is the Company itself and the price does not vary with the market, but is fixed by the terms of the option agreement. This exemption does not apply to the sale of any shares issued upon such exercise and it does not apply to a cashless exercise of options, which is accomplished by a sale of a portion of the shares issued upon exercise of an option. In addition, bona fide gifts of the securities of the Company are exempt from this Policy.

Consequences for Violation

Employees who violate this Policy may also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity stock and other incentive plans or termination of employment.

Pursuant to U.S. federal and state securities laws, Insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of material nonpublic information regarding the Company or its subsidiaries. In addition, Insiders may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed material nonpublic information regarding the Company or its subsidiaries or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities.

Individual Responsibility

Every officer, director and other employee, consultant and contractor has the individual responsibility to comply with this Policy, and the applicable laws of their jurisdiction. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.  Trading in the Company’s securities during the trading window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.

General Counsel

The duties of the General Counsel under this Policy shall include, but not be limited to, the following:

•	Pre-clearing transactions as required under this Policy.

•	Assisting, as requested, in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for Section 16 reporting persons.

•	Serving as the designated recipient at the Company of copies of reports filed with the Securities and Exchange Commission by Section 16 reporting persons under Section 16 of the Exchange Act.

•	Periodically reminding all Section 16 reporting persons regarding their obligations to report and quarterly reminders of the dates that the trading window described above begins and ends.

•	Circulating the Policy (and/or a summary thereof) to all employees, including Section 16 reporting persons, on an annual basis.

•	Assisting the Company in implementation of the Policy.

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Assisting with compliance activities with respect to Rule 144 requirements and regarding changing requirements and recommendations for compliance with Section 16 of the Exchange Act and insider trading laws to ensure that the Policy is amended as necessary to comply with such requirements.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making an investment decision regarding the purchase or sale of the Company’s securities. Put another way, there must be a substantial likelihood that the information would be viewed by the reasonable investor as having significantly altered the total mix of information available in the market concerning the Company.

Either positive or negative information may be material. Questions concerning whether nonpublic information is material can be directed to the General Counsel.

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Attachment 1

Persons subject to trading window restrictions

All officers, directors and employees of the Company and its subsidiaries, as well as contractors and consultants.

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